UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Target Corporation
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Commencing on or after June 2, 2014, Target Corporation will provide the attached materials to certain of its shareholders.

To Our Shareholders,

As you make your voting decisions for our 2014 Annual Meeting, we wanted you to have the facts about your Board’s oversight of information security practices at Target.

Cyber-crime is a real and persistent threat as sophisticated criminals are constantly seeking to breach information networks and steal data.  Breaches are occurring across the economy and are affecting a wide range of victims including the US Government, the technology and defense industries, and more traditional companies, like retailers.

Your Board fully recognizes the importance of its oversight responsibilities in this area.  Under the Board’s leadership and oversight, Target took significant action to address evolving cyber-crime risks before the breach, by:

•                  Investing hundreds of millions of dollars in network security personnel, processes, technology and related resources

•                  Dedicating more than 300 employees to information security (more than double from five years ago)

•                  Requiring annual data security training for all Target employees (more than 350,000)

•                  Operating a Security Operations Center (SOC) staffed around the clock with trained professionals to review suspicious network activity

•                  Investing in network monitoring technology to enhance Target’s ability to detect potential cyber-attacks

•                  Becoming a founding member of the National Cyber-Forensics & Training Alliance (NCFTA), a partnership of public, private and academic participants focused on identifying, mitigating and neutralizing cyber-threats

Despite these efforts, Target suffered a sophisticated criminal attack that led to our data breach in 2013.  Since then, your Board has actively monitored Target’s response to the situation.  Following the breach, the Board has overseen substantial efforts to protect Target’s guests.  Target is undertaking an end-to-end review of its network security and is moving toward chip and PIN technology for credit card processing.  The Board is conducting a broad examination of Target’s risk oversight structure, which will include an examination of the role of senior management, reporting structures and Board oversight.

Target has already done the following:

•                  Announced that we are accelerating the adoption of “chip and PIN” smart payment card technology and set important goals for 2015, including:

•                  Converting all of our REDcards to chip-enabled cards

•                  Equipping our stores with chip-enabled card readers

•                  Hired a new Chief Information Officer

•                  Elevated the Chief Information Security Officer and Chief Compliance Officer roles and commenced searches to fill those positions

•                  Enhanced information security decision making processes

•                  Worked with other leading retailers to establish the Retail Information Sharing and Analysis Center (Retail-ISAC) and joined the Financial Services Information Sharing and Analysis Center (FSISAC) as the first retail member of the group

Again, we want to assure you that the Board takes its oversight responsibilities seriously and we recognize the importance of Target addressing these information security issues in the most effective manner possible.  We would appreciate your feedback on this important topic.  If you would like to share your thoughts and comments, please send a message to BoardOfDirectors@target.com.  We also value your support and ask that you vote in favor of the re-election of all your Target directors at our 2014 Annual Meeting.

Roxanne Austin, Interim Chair of the Board of Directors